Exhibit 10.16

PCSB BANK

DEATH BENEFIT ONLY PLAN

ARTICLE I

PURPOSE AND SPECIFICATIONS

The purpose of this Death Benefit Only Plan (the “Plan”) is to provide the selected Director (as defined below) of PCSB Bank (the “Bank”) with a death benefit payable to his named Beneficiary in the event of the Director’s death while in the service of the Bank. The Plan is effective as of June 4th, 2018.

ARTICLE II

DEFINITIONS

2.1“Beneficiary” shall mean one or more persons, trusts, estates or other entities, designated in accordance with Article IV, that are entitled to receive a benefit under the Plan after the death of the Director.

2.2“Board” shall mean the Board of Directors of the Bank, as from time to time constituted.

2.3“Code” shall mean the U.S. Internal Revenue Code of 1986, as amended from time to time. Reference to any section or subsection of the Code includes reference to any comparable or succeeding provisions of any legislation that amends, supplements or replaces such section or subsection.

2.4“Director” shall mean Willard I Hill Jr., who serves as a Director of the Bank.

2.5“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time. Reference to any section or subsection of ERISA includes reference to any comparable or succeeding provisions of any legislation that amends, supplements or replaces such section or subsection.

2.6	“Plan” shall mean the PCSB Bank Death Benefit Only Plan, which shall be evidenced by this instrument.
2.7	“Plan Administrator” shall mean the Compensation Committee of the Bank or its designee. The Director may not vote in any Bank decision relating solely to his individual benefits under this Plan.

2.8“Pre-Termination Death Benefit” shall mean a total benefit equal to One Hundred Fifty-Three Thousand Eight Hundred Fifty Dollars ($153,850).

ARTICLE III

PARTICIPATION

3.1Commencement of Participation. The Director shall participate under the Plan upon the later of the adoption of this Plan document or upon satisfaction of the requirements of Section 3.3 below.

3.2Cessation of Participation. The Director shall cease to participate in the Plan if he or she terminates service with the Bank or if the Plan is terminated under the circumstances set forth in Article VII.

3.3Required Documentation and Related Conditions of Eligibility. In no event shall the Director commence participation before filling out all documentation and taking any other steps required by the Plan Administrator as a condition of participating in the Plan. If the Bank purchases a life insurance policy to informally fund the Director’s benefit under this Plan, such steps may include the filling out of a life insurance consent form (as defined in Code Section 101(j)) and may include the taking of a physical examination or such other steps as are required as a condition to the Bank’s purchase of life insurance on the life of the Director.

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ARTICLE IV

BENEFICIARIES

4.1Designation. The Director shall have the right to designate, on a form provided by the Plan Administrator, a Beneficiary to receive the benefits provided under the Plan in the event of the Director’s death and shall have the right at any time to revoke such designation or to substitute another such Beneficiary. Any such change shall be effective on the date of written notice from the Director naming a new or additional Beneficiary. Such notice shall be delivered to the Plan Administrator.

4.2Absence of Valid Designation. If, upon the death of the Director, there is no valid designation of Beneficiary on file with the Plan Administrator, the Plan Administrator shall designate the Director’s surviving spouse as Beneficiary, or if there is no surviving spouse, the Director’s children, in equal shares per stirpes or if none, the Director’s estate.

4.3Facility of Payment. If a benefit is payable to a minor, to a person declared incompetent, or to a person incapable of handling the disposition of his or her property, the Bank may pay such benefit to the guardian, legal representative, or person having the care or custody of such minor, incompetent person or incapable person. The Bank may require proof of incompetence, minority, or guardianship as it may deem appropriate prior to distribution of benefit.  Such distribution shall completely discharge the Bank from all liability with respect to such benefit.

ARTICLE V

PLAN BENEFITS

5.1Pre-Termination Death Benefit. If the Director dies before otherwise terminating service with the Bank, the Bank shall pay to Director’s Beneficiary the Pre-Termination Death Benefit in a single lump sum payment within ninety (90) days following the Director’s date of death, notwithstanding anything herein to the contrary, the death benefit shall be paid no later than March 15 of the year following the year in which the Director dies.

5.2Suicide or Misstatement. The Bank shall not pay any benefits under this Plan if the Director commits suicide within two (2) years after the date of this Plan. In addition, the Bank shall not pay any benefits under this Plan if the Director has made any material misstatement of fact on any application for any benefits provided by the Bank to the Director under this Plan.

ARTICLE VI

ADMINISTRATION OF THE PLAN

6.1Power and Duties of the Plan Administrator. The Plan Administrator shall have the duty to manage and administer the Plan in accordance with the terms and provisions of this Article, and shall have the power:

(a)To construe and interpret the terms and provisions of the Plan; and

(b)To establish rules and prescribe any forms necessary or desirable to administer the Plan.

All constructions, interpretations, and determinations made by the Bank in connection with the administration of this Plan shall be final, binding and conclusive subject, however, to timely request for review pursuant to the terms and conditions of that Section hereof entitled “Claims Procedure and Review.”

6.2Named Fiduciary. The Plan Administrator shall be the named fiduciary under the Plan. The named fiduciary may delegate to others certain aspects of the management and operation responsibilities of the Plan including the employment of advisors and the delegation of ministerial duties to qualified individuals.

6.3Record and Reports. The Plan Administrator shall keep a record of all actions taken and shall keep all other books of account, records, and other data that may be necessary for proper administration of the Plan and shall be responsible for supplying all information and reports to the Internal Revenue Service, Department of Labor, Directors, Beneficiaries, and others as required by law.

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6.4Payment of Expenses. All expenses of administration shall be paid by the Bank. Such expenses shall include any expenses incident to the functioning of the Plan Administrator, including, but not limited to, fees of accountants, legal counsel, and other specialists and their agents, and other costs of administering the Plan.

6.5Claims Procedure and Review. Claims for benefits under the Plan shall be filed on forms supplied by the Bank. Written or electronic notice of the disposition of a claim shall be furnished to the claimant within ninety (90) days after the application therefore is filed, unless special circumstances require an extension of time (not to exceed 90 additional days) for processing the claim. In the event the claim is denied, the reasons for the denial shall be specifically set forth, pertinent provisions of the Plan shall be cited and, where appropriate, an explanation as to how the claimant can perfect the claim and whether further material or information is necessary.

If a Beneficiary has been denied a benefit or feels aggrieved by any other action of the Bank, the Beneficiary shall be entitled upon written request to the Bank, to receive a written or electronic notice of such action, together with a full and clear statement of the reason for the action.

If the claimant wishes further consideration of his or her position, he or she may obtain a form from the Bank on which to request a hearing. Such form, together with a written statement of the claimant’s position, shall be filed with the Bank no later than sixty (60) days after receipt of the written notification provided for in the paragraph above and in the paragraph preceding it. The claimant or his or her duly authorized representative may review pertinent documents and submit issues and comments in writing.

The decisions on review shall be furnished to the claimant within the time limit described in the preceding paragraph. It shall include specific reasons for the decision, expressed in a manner calculated to be understood by the claimant and shall specifically refer to pertinent Plan provisions on which it is based. The claimant shall be advised that if he or she wishes to pursue his or her claim further, he or she may file suit in federal or state court and that the court will decide who should pay court costs and legal fees.

This Section 6.5 is based on Section 2560.503-1 of the Department of Labor Regulations. If any provision of this Section 6.5 conflicts with the requirements of those regulations, the requirements of those regulations will prevail.

ARTICLE VII

AMENDMENT AND TERMINATION

7.1The Board reserves the right to amend or terminate this Plan at any time, for any or no reason, in its sole discretion; provided, however, that any change to the Plan shall be prospective only in its operation if it would diminish or eliminate any benefit payable to the Director’s Beneficiary. The Plan shall automatically terminate without notice upon the occurrence of any of the following events: (1) the total cessation of the business of the Bank; (2) the bankruptcy, receivership or dissolution of the Bank; (3) upon the date of the Director’s termination of service with the Bank, other than due to the Director’s death; or (4) while the Director is living and in service with the Bank, by written notice thereof by either the Bank or the Director to the other .

ARTICLE VIII

MISCELLANEOUS PROVISIONS

8.1Binding Effect. This Plan shall bind the Director and the Bank and their respective beneficiaries, survivors, executors, administrators, successors, transferees, and assigns.

8.2Information to be Furnished. The Director and his Beneficiary shall provide the Plan Administrator with such information and evidence, and shall sign such documents, as may reasonably be requested from time to time for the purpose of administration of the Plan.

8.3Limitation on Director’s Rights. Participation in the Plan shall not give the Director the right to continue to serve as a Director, or any right or interest in the benefits provided under the Plan other than as herein provided. The Bank reserves the right to fail or refuse to nominate the Director to service on the Board without any liability for any claim either against the Plan, except to the extent herein provided, or against the Bank.

8.4Applicable Law. The Plan shall be construed, administered and enforced according to the laws of the State of New York, except to the extent the law of such state is superseded by ERISA or other federal laws.

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8.5Receipt and Release. Any payment to any Beneficiary in accordance with the provisions of the Plan shall be, to the extent thereof, in full satisfaction of all claims against the Plan Administrator and the Bank; and the Bank may require such Beneficiary, as a condition precedent to such payment, to execute a receipt and release to such effect.

8.6Nonassignability. None of the benefits, payments, proceeds or claims of the Director or Beneficiary shall be subject to any claim of any creditor of the Director or Beneficiary and, in particular, the same shall not be subject to attachment or garnishment or other legal process by any creditor of such person, nor shall the Director or Beneficiary have any right to alienate, anticipate, commute, pledge, encumber or assign any of the benefits or payments or proceeds which may be payable under the Plan.

8.7Benefits Solely from General Assets. The benefits provided by the Plan shall be paid solely from the general assets of the Bank. No Director, Beneficiary or other person shall have any claim against, right to, or security or other interest in, any specific fund, account, insurance policy, or other asset of the Bank with respect to benefits under the Plan.

8.8Notices. Any notice, consent or demand required or permitted to be given under the provisions of this Plan by one party to another shall be in writing, shall be signed by the party giving or making the same, and may be given either by delivering the same to such other party, or by mailing the same, by United States certified mail, postage prepaid, to such party, addressed to his or her last known address as shown on the records of the Bank. The date of such mailing shall be deemed the date of such mailed notice, consent or demand.

8.9Tax Withholding. Any benefits payable to a Beneficiary under the Plan shall be reduced to the extent of any withholding of the Beneficiary’s income taxes by the Bank as required by law.

8.10Entire Agreement. This Plan constitutes the entire agreement between the Bank and the Director as to the subject matter hereof and supersedes any and all other oral and written agreements heretofore made, including, without limitation, the prior Death Benefit Only Plan effective June 4, 2018. No rights are granted to the Director by virtue of this Plan other than those specifically set forth herein.

IN WITNESS WHEREOF, the parties hereto have executed this Plan as of the date first written above.

ATTEST:	PCSB Bank

/s/ Jeffrey M. Helf	/s/ Joseph D. Roberto
Joseph D. Roberto
Chairman, President and Chief Executive Officer

WITNESS:	DIRECTOR:

/s/ Scott D. Nogles	/s/ Willard I. Hill, Jr.
Willard I. Hill, Jr.

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